UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 8, 2014

Vistaprint N.V.

(Exact Name of Registrant as Specified in Charter)

The Netherlands	000-51539	98-0417483
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Hudsonweg 8 Venlo The Netherlands	5928 LW
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 31 77 850 7700

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events

Additional Borrowings

As of June 30, 2014, Vistaprint N.V. (the “Company”) had loans outstanding under its senior secured revolving credit facility of $273.0 million and under its uncommitted, unsecured line of credit with Santander Bank, N.A. (the “Unsecured Line of Credit”) of $21.2 million. Since June 30, 2014, on a net basis, the Company has borrowed an additional $25.0 million in principal amount under its revolving credit facility and $18.8 million in principal amount under its Unsecured Line of Credit. The Company used the proceeds of these additional borrowings for an acquisition, a minority investment and general corporate purposes.

Change of company name

The Company’s Management Board and Supervisory Board have proposed an amendment to the Company’s articles of association to change the company name from Vistaprint N.V. to Cimpress N.V., with the shareholder vote for such amendment scheduled to occur at the Company’s annual general meeting of shareholders in November 2014. Although Vistaprint currently remains the Company’s largest and most important brand for micro business marketing products and services, in recent years the Company has acquired several other brands that serve the needs of various markets, and there has been increasing divergence between Vistaprint the brand and customer value proposition and Vistaprint the corporation. The Company believes that its capabilities in mass customization constitute a key competitive advantage, relevant across its multiple brands. The Company is seeking to change its corporate name to Cimpress N.V. to reflect and help articulate its strategy and ambition to build the world’s leading mass customization platform that it markets via multiple, differentiated brands, including its current and future acquired brands and the Vistaprint brand.

If the Company’s shareholders approve the proposed amendment, the amendment to its articles of association will be effected shortly after the annual meeting. If the Company’s shareholders approve the proposed amendment, the Company will also change its NASDAQ stock ticker symbol to CMPR, and the Company’s corporate website, including its investor relations site, will move to www.cimpress.com. The Company will continue to use its existing URLs for its customer facing brands, including the Vistaprint brand.

Intent to enter into Amended Credit Facility

The Company intends to enter into an amendment to its Senior Secured Credit Facilities (as defined below), which currently consist of (1) a senior secured term loan facility under which the Company has term loans in an aggregate principal amount of $153.9 million outstanding (the “Term Loan A Facility”) and (2) a senior secured revolving facility providing for revolving loans in an aggregate principal amount of $640.0 million (the “Revolving Facility” and, together with the Term Loan A Facility, the “Senior Secured Credit Facilities”). The Senior Secured Credit Facilities currently mature in February 2018. The proposed amendment to the Company’s Senior Secured Credit Facilities (the “Credit Agreement Amendment”) would, among other items, extend the maturity date of the Senior Secured Credit Facilities to the date that is five years following the effective date of the Credit Agreement Amendment, and increase (i) the loans outstanding under the Term Loan A Facility by $6.1 million to $160.0 million, which additional borrowings would be used to repay $6.1 million in outstanding principal under the Revolving Facility, and (ii) the commitments outstanding under the Revolving Facility by $50.0 million to up to $690.0 million in aggregate principal amount. In addition, the Credit Agreement Amendment would change certain of the financial covenants under the credit agreement governing the Company’s Senior Secured Credit Facilities, including by (i) amending the Company’s maximum permitted consolidated leverage ratio (calculated as the ratio of its consolidated indebtedness to its consolidated EBITDA for the most recent four-quarter period) to 4.50 to 1.00 as of the end of each quarter and (ii) adding a new covenant that the Company’s senior secured leverage ratio, which is the ratio of its consolidated senior secured indebtedness to its consolidated EBITDA for the most recent four-quarter period, not exceed 3.25 to 1.00 as of the end of each quarter. Additionally, pursuant to the Credit Agreement Amendment, the Company may from time to time, subject to the satisfaction of certain approvals and so long as no default or event of default has occurred and is continuing, increase the loan commitments under the Senior Secured Credit Facilities by up to $250 million by adding new commitments or increasing the commitment of willing lenders. The Company expects that its Unsecured Line of Credit will be reduced from $50.0 million to $25.0 million.

Private offering of senior notes

On September 8, 2014, the Company issued a press release announcing its intention to launch an offering of senior notes. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits

See the Exhibit Index attached to this report.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 8, 2014	VISTAPRINT N.V.

	By:	/s/ Ernst Teunissen
Ernst Teunissen Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description

99.1	Press release dated September 8, 2014 entitled “Vistaprint Announces Proposed Offering of $250.0 Million in Senior Notes Due 2021”